Exhibit 5.1

January 28, 2026

Board of Directors

Solid Power, Inc.

486 S. Pierce Avenue, Suite E

Louisville, Colorado 80027

Re:	Solid Power, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Solid Power, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of one or more of the following securities of the Company: (i)  shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), and (ii) warrants to purchase Common Shares (the “Warrants” and together with the Common Shares, the “Securities”), as set forth in the prospectus forming a part of the Registration Statement (the “Base Prospectus”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the Base Prospectus, and as to be set forth in one or more supplements to the Base Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including by electronic transmission). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”), consistent with the procedures and terms described in the Registration Statement, in accordance with the Company’s Second Amended and Restated Certificate of Incorporation, as amended and supplemented, and amended and restated bylaws and applicable Delaware law, and in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have become effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Warrants will be issued under one or more agreements governed by the laws of the State of New York; (iv) if being sold by the Company, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (v) the Company will remain a Delaware corporation.

Atlanta | Boston | Chicago | Dallas | Denver | Fort Lauderdale | Fort Worth | Houston

Kansas City | Los Angeles | Miami | Nashville | New York | Park City | Philadelphia | Phoenix | Raleigh

Salt Lake City | San Diego | San Francisco | Seattle | St. Louis | Washington, D.C. | Wilmington

polsinelli.com

Board of Directors

Solid Power, Inc.

January 28, 2026

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that any counterparty under the agreement for any Warrants, in the case of an entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such agreement; that such agreement has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such agreement, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such agreement.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinion given in paragraph (a), the General Corporation Law of the State of Delaware, and (ii) as to the opinion given in paragraph (b), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Common Shares (including any Common Shares duly issued upon the exercise of Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(b) The Warrants, upon due execution and delivery of an agreement relating thereto on behalf of the Company and any counterparty named therein, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

The opinion expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Base Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ Polsinelli PC

POLSINELLI PC